Exhibit 99.1

American Media Systems Co. Announces Completion of Aerial Cinematography

Reno, Nevada October 28th - American Media Systems Co., in conjunction with Wickerman Productions Inc and AJ Vesak Ltd, is pleased to announce the completion of aerial shooting for Wickerman, starring Nicholas Cage. The company also announces that it has been retained by M88 Productions Inc. for its current production of 88 Minutes, starring Al Pacino. American Media Systems will provide aerial cinematography services and expects to commence shooting October 30, 2005.

About American Media Systems - an award-winning media company specializing in Aerial Cinematography and the design and development of advanced media sales tools. With wholly owned production facilities in the Pacific Northwest, American Media Systems has provided aerial cinematography for such firms as Pepsi, Sony, Porsche, Ford, Universal and Disney. American Media Systems is well positioned to serve clients across North America, Europe and Asia.

Statements contained in this news release that are not historical facts are forward-looking statements that involve various risks and uncertainty affecting the business of American Media Systems Co. Actual results may vary materially from the information provided in this release. As a result there is no representation by American Media Systems Co. that actual results realized in the future will be the same in whole or in part as those presented

For information on American Media Systems Co. please call 866-651-2219 or visit our web site at www.americanmediasystems.com